Exhibit 99.2

IXYS CORPORATION

December 31, 2017

Item 1. Financial Statements
IXYS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	March 31,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$86,940	$167,904
Restricted cash	1,228	1,330
Accounts receivable, net	45,097	41,167
Inventories	99,224	89,436
Prepaid expenses and other current assets	9,233	3,977
Total current assets	241,722	303,814
Property, plant and equipment, net	50,838	42,240
Intangible assets, net	1,193	2,984
Goodwill	44,027	42,227
Deferred income taxes	16,836	24,739
Other assets	30,750	17,975
Total assets	$385,366	$433,979

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of loans payable	$-	$1,058
Accounts payable	12,319	11,409
Accrued expenses and other current liabilities	23,239	25,347
Total current liabilities	35,558	37,814
Long term loans, net of current portion	249	76,791
Pension liabilities	15,692	14,901
Other long-term liabilities	6,312	6,618
Total liabilities	57,811	136,124
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized: 5,000,000 shares; none issued and outstanding	-	-
Common stock, $0.01 par value:
Authorized: 80,000,000 shares; 38,429,416 issued and 33,063,738 outstanding at December 31, 2017 and 38,326,329 issued and 31,912,021 outstanding at March 31, 2017	384	383
Additional paid-in capital	220,203	217,355
Treasury stock, at cost: 5,365,678 common shares at December 31, 2017 and 6,414,308 common shares at March 31, 2017	(48,805)	(58,347)
Retained earnings	171,796	167,009
Accumulated other comprehensive loss	(16,023)	(28,545)
Total stockholders’ equity	327,555	297,855
Total liabilities and stockholders' equity	$385,366	$433,979

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IXYS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net revenues	$88,824	$79,484	$260,050	$238,751
Cost of goods sold	62,470	52,545	180,363	162,363
Gross profit	26,354	26,939	79,687	76,388
Operating expenses:
Research, development and engineering	7,940	6,703	23,744	22,461
Selling, general and administrative	11,366	10,276	34,263	30,454
Amortization of acquisition-related intangible assets	603	750	1,796	2,463
Impairment of acquisition-related intangible assets	-	1,391	-	1,391
Total operating expenses	19,909	19,120	59,803	56,769
Operating income	6,445	7,819	19,884	19,619
Other income (expense):
Interest income	172	81	340	196
Interest expense	(678)	(646)	(1,806)	(1,896)
Other income (expense), net	(777)	(110)	(1,482)	1,291
Income before income tax provision	5,162	7,144	16,936	19,210
Provision for income tax	(8,150)	(2,044)	(10,967)	(7,156)
Net income (loss)	$(2,988)	$5,100	$5,969	$12,054

Net income (loss) per share:
Basic	$(0.09)	$0.16	$0.18	$0.38
Diluted	$(0.09)	$0.16	$0.18	$0.38
Cash dividends per common share	$-	$-	$-	$0.040
Weighted average shares used in per share calculation:
Basic	32,877	31,558	32,535	31,484
Diluted	32,877	32,209	33,992	32,119

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IXYS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss)	$(2,988)	$5,100	$5,969	$12,054
Foreign currency translation adjustments	1,526	(6,015)	12,203	(8,403)
Changes in market value of investments:
Changes in unrealized gains (losses), net of income taxes of $32 and $(60) for the three and nine months ended December 31, 2017, respectively, and net of income taxes of $(44) and $32 for the three and nine months ended December 31, 2016, respectively	(146)	(66)	(284)	66
Reclassification adjustment for net losses (gains) realized in net income, net of income taxes of $246 for the three and nine months ended December 31, 2017, respectively, and net of income taxes of $0 and $(19) for the three and nine months ended December 31, 2016, respectively	603	-	603	(31)
Net change in market value of investments	457	(66)	319	35
Total comprehensive income (loss)	$(1,005)	$(981)	$18,491	$3,686

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IXYS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	December 31,
	2017	2016

Cash flows from operating activities:
Net income	$5,969	$12,054
Adjustments to reconcile net income to net cash provided by operating activities, net of assets acquired and liabilities assumed:
Depreciation and amortization	7,675	8,273
Provision for receivable allowances	7,166	7,518
Net change in inventory provision	2,844	1,433
Stock-based compensation	3,064	2,551
Gain on investments, net of other than temporary impairment	(140)	(811)
Deferred income taxes	8,013	-
Foreign currency adjustments on intercompany amounts and other non-cash items	140	1,059
Impairment of acquisition-related intangible assets	-	1,391
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(9,604)	(6,716)
Inventories	(7,449)	(3,152)
Prepaid expenses and other assets	(5,177)	(2,186)
Accounts payable	(1,208)	(149)
Accrued expenses and other liabilities	(7,893)	4,222
Pension liabilities	(751)	(608)
Net cash provided by operating activities	2,649	24,879

Cash flows from investing activities:
Cash acquired on acquisition	69	-
Purchases of investments	(9,115)	(3,540)
Purchases of plant and equipment	(9,967)	(6,202)
Proceeds from sale of investments	-	805
Net cash used in investing activities	(19,013)	(8,937)

Cash flows from financing activities:
Repayments of loans and notes payable	(78,944)	(8,804)
Proceeds from employee equity plans	9,266	1,921
Payment of cash dividends to stockholders	-	(1,258)
Net cash used in financing activities	(69,678)	(8,141)
Effect of exchange rate fluctuations on cash and cash equivalents	4,952	(4,082)
Net increase (decrease) in cash and cash equivalents	(81,066)	3,719
Cash and cash equivalents and restricted cash at beginning of period	169,234	156,083
Cash and cash equivalents and restricted cash at end of period	$88,168	$159,802

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Unaudited Condensed Consolidated Financial Statements

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America, or U.S. GAAP, for complete financial statements. The unaudited condensed consolidated financial statements include the accounts of IXYS Corporation, or IXYS, and its wholly-owned subsidiaries. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. Some of the accounting estimates that require significant judgments by management include, but are not limited to, revenue reserves, inventory valuation, accounting for investments, accounting for income taxes and allocation of purchase price in business combinations. All significant intercompany transactions have been eliminated in consolidation. All adjustments of a normal recurring nature that, in the opinion of management, are necessary for a fair statement of the results for the interim periods have been made. The condensed consolidated balance sheet as of March 31, 2017 has been derived from our audited consolidated balance sheet as of that date. It is recommended that the interim financial statements be read in conjunction with our audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 2017, or fiscal 2017, contained in our Annual Report on Form 10-K. Interim results are not necessarily indicative of the operating results expected for later quarters or the full fiscal year. Our fiscal year end is March 31. References to any numerically identified year preceded by the word “fiscal” are references to the year ending on March 31 of such numerically identified year.

Acquisition by Littelfuse, Inc.

On August 28, 2017, we announced the Agreement and Plan of Merger, dated August 25, 2017, by and among IXYS Corporation, Littelfuse, Inc., or Littelfuse, and Iron Merger Co., Inc., or the merger agreement. On January 17, 2018, Littelfuse acquired all of our outstanding shares in a cash and stock transaction and each of our stockholders received, per IXYS share, either $23.00 in cash or 0.1265 of a share of Littelfuse common stock, subject to proration. In total, 50% of IXYS common stock was converted into cash and 50% into Littelfuse common stock.

2. Recent Accounting Pronouncements and Accounting Changes

In May 2014, Financial Accounting Standards Board, or FASB, issued a new standard on the recognition of revenue from contracts with customers, which includes a single set of rules and criteria for revenue recognition to be used across all industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when or as the entity satisfies a performance obligation. For public companies, this standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods during the annual period. Early adoption is permitted for annual periods commencing after December 15, 2016. Two different transition methods are available: full retrospective and modified retrospective.

We expect to adopt this guidance on a modified retrospective basis. We are currently evaluating the potential impact of this standard on our financial position and results of operations. Based on our preliminary assessment, we believe the new standard will not have a material impact on our financial position and results of operations, as our revenue is primarily generated from the sale of finished, tangible products to customers. Sales predominantly contain a single delivery element and revenue is recognized at a single point in time when ownership, risks, and rewards transfer. We do not expect to change the manner or timing of recognizing revenue on a majority of our revenue transactions.

In January 2016, FASB issued authoritative guidance that modifies how entities measure equity investments and present changes in the fair value of financial liabilities. Under the new guidance, entities will have to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicality exception. A practicality exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value under Accounting Standards Codification, Fair Value Measurements, or ASC 820, and as such these investments may be measured at cost. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are currently evaluating the impact of this standard on our consolidated financial statements.

In February 2016, FASB issued amended guidance for lease arrangements, which requires lessees to recognize the following for all leases with terms longer than 12 months: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, or ROU asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this amended guidance on our consolidated financial statements.

In August 2016, FASB issued amended guidance that provides clarification on cash flow classification related to eight specific issues, including debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, distributions received from equity method investees and proceeds from the settlement of insurance claims. The guidance will be effective for fiscal years beginning after December 15, 2017, including interim reporting periods within those fiscal years. Early adoption is permitted. The amended guidance should be applied retrospectively to all periods presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. We do not expect this change to have a significant impact on our consolidated financial statements.

In January 2017, FASB issued amended guidance which narrows the existing definition of a business and provides a framework for evaluating whether a transaction should be accounted for as an acquisition (or disposal) of assets or a business. The definition of a business affects areas of accounting such as acquisitions, disposals and goodwill. The revised definition of a business under this guidance is expected to reduce the number of transactions that are accounted for as business combinations. The guidance is effective on a prospective basis for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The impact on our consolidated financial statements will depend on the facts and circumstances of any specific future transactions.

3. Fair Value

We account for certain assets and liabilities at fair value. In determining fair value, we consider its principal or most advantageous market and the assumptions that market participants would use when pricing, such as inherent risk, restrictions on sale and risk of non-performance. The fair value hierarchy is based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

Level 1 — Quoted prices for identical instruments in active markets.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable in active markets.

Level 3 — Model-derived valuations in which one or more significant inputs or significant value-drivers are unobservable.

Fair Value Measurements on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, consisted of the following types of instruments as of December 31, 2017 and March 31, 2017 (in thousands):

	December 31, 2017 (1)			March 31, 2017 (1)
		Fair Value Measured at			Fair Value Measured at
		Reporting Date Using			Reporting Date Using
Description	Total	Level 1	Level 2	Total	Level 1	Level 2
	(unaudited)			(unaudited)
Money market funds (2)	$56,374	$56,374	$-	$90,752	$90,752	$-
Marketable equity securities (3)	1,551	1,551	-	1,771	1,771	-
Auction rate preferred securities (3)	350	-	350	350	-	350
Total assets measured at fair value	$58,275	$57,925	$350	$92,873	$92,523	$350

(1)	We did not have any recurring fair value measurements of assets or liabilities whose fair value was measured using significant unobservable inputs.
(2)	Included in "Cash and cash equivalents" on our unaudited condensed consolidated balance sheets.
(3)	Included in "Other assets" on our unaudited condensed consolidated balance sheets.

We measure our marketable equity securities at fair value. Marketable equity securities are valued using the quoted market prices and are therefore classified as Level 1 estimates. All of the marketable equity securities are subject to a periodic impairment review. We review any impairment to determine whether it is other than temporarily impaired. This review is based on factors such as length of time of impairment, extent to which the fair value is below the cost basis, financial conditions of the issuer of the security, our expectations of future recoveries and our ability and intent to hold or sell the securities. During the three and nine months ended December 31, 2017, we recognized other than temporary impairment losses of $849,000 in marketable equity securities. During the three and nine months ended December 31, 2016, we recognized other than temporary impairment losses of $0 and $151,000, respectively, in marketable equity securities.

Auction rate preferred securities, or “ARPS,” are stated at par value based upon observable inputs, including historical redemptions received from the ARPS issuers, and are therefore categorized as Level 2 estimates.

Cash and cash equivalents are recognized and measured at fair value in our consolidated financial statements. Accounts receivable, investments in convertible debts and prepaid expenses and other current assets are financial assets with carrying values that approximate fair value. Accounts payable and accrued expenses and other current liabilities are financial liabilities with carrying values that approximate fair value.

Our indebtedness for borrowed money and our installment payment obligations approximated fair value, as the interest rates either adjusted according to the market rates or the interest rates approximated the market rates. The estimated fair value of these items was approximately $249,000 as of December 31, 2017 and $77.8 million as of March 31, 2017.

Our equity method investments, cost method investments and non-financial assets, such as acquired intangible assets and property, plant and equipment, are recorded at fair value only if impairment is recognized. No impairment losses on the investments accounted for under the equity method or the cost method were recognized as of December 31, 2017 and December 31, 2016, as there have not been any events or changes in circumstances that we believe would have had a significant adverse effect on the fair value of those investments.

Our acquisition-related intangible assets were initially recorded at fair value. The valuation of the acquisition-related intangible assets was classified as a Level 3 measurement because the valuation was based on significant unobservable inputs and involved management judgement and assumptions about market participants and pricing. We review our intangible assets for impairment whenever events and circumstances indicate that the carrying value of an asset might not be recoverable, based upon estimated undiscounted future cash flows. When we are required to determine the fair value of intangible assets other than goodwill, we use the income approach. We start with a forecast of all the expected net cash flows associated with the asset and then we apply an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows on the projections and the selection of a long-term growth rate and the discount rate. Based on our review, the intangible assets resulting from the RadioPulse acquisition were determined to be fully impaired and an impairment charge of $1.4 million was recognized during the quarter ended December 31, 2016.

4. Accounts Receivable

Accounts receivable consisted of the following (in thousands):

	December 31, 2017	March 31, 2017
	(unaudited)
Accounts receivable, gross	$48,534	$45,856
Allowances	(3,437)	(4,689)
Accounts receivable, net	$45,097	$41,167

5. Other Assets

Other assets consisted of the following (in thousands):

	December 31,	March 31,
	2017	2017
	(unaudited)
Marketable equity securities	$1,551	$1,771
Investments in convertible debt	9,128	503
Long-term equity method investments	12,838	11,589
Cost method investments	4,330	3,103
Other items	2,903	1,009
Total	$30,750	$17,975

Available-for-Sale Investments

Marketable equity securities and auction rate preferred securities are designated as available-for-sale and are reported at fair value with unrealized gains and losses, net of income taxes, recorded in other comprehensive income (loss). Realized gains and losses (calculated as proceeds less specifically identified costs) and declines in value of these investments judged by management to be other than temporary, if any, are included in other income (expense), net.

Investments in Convertible Debt

We invested in convertible debt issued by certain public and privately-held companies. Those investments are accounted for as available-for-sale securities. The total costs of these investments of $9.1 million as of December 31, 2017 and $503,000 as of March 31, 2017 approximated the fair value of these investments on the respective dates.

Equity Method Investments

We have equity interests in Powersem GmbH, or Powersem, a semiconductor manufacturer based in Germany, EB Tech Ltd., or EB Tech, a radiation services provider based in South Korea and Automated Technology, Inc., or ATEC, an assembly and test services provider in the Philippines. These investments are accounted for using the equity method. For the three and nine months ended December 31, 2017 we recorded an immaterial amount of our proportionate share of the affiliates’ gains and losses under the equity method of accounting. The carrying values of our investments in Powersem, EB Tech and ATEC at December 31, 2017 were $3.0 million, $2.6 million and $7.3 million, respectively. The carrying values of our investments in Powersem, EB Tech and ATEC at March 31, 2017 were $2.5 million, $2.6 million and $6.5 million, respectively.

Cost Method Investments

Our investments in privately-held businesses over which we do not have the ability to exercise significant influence and for which there is not a readily determinable market value are accounted for under the cost method of accounting. We do not estimate the fair value of those cost method investments because determining the fair value is not practicable.

6. Inventories

Inventories consisted of the following (in thousands):

	December 31,	March 31,
	2017	2017
	(unaudited)
Raw materials	$23,439	$17,920
Work in process	51,495	45,634
Finished goods	24,290	25,882
Total	$99,224	$89,436

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,	March 31,
	2017	2017
	(unaudited)
Uninvoiced goods and services	$15,656	$12,703
Compensation and benefits	5,712	6,707
Income taxes	-	3,521
Commissions, royalties and other	1,871	2,416
Total	$23,239	$25,347

8. Borrowing Arrangements

Revolving Credit Agreement

On November 20, 2015, we entered into a Revolving Credit Agreement with a syndicate of banks for a line of credit of $125.0 million. The obligations were guaranteed by four of our subsidiaries. The loan was collateralized pursuant to a Contingent Collateral Agreement, under which the assets of the parent company and the four subsidiaries could be subject to security interests for the benefit of the banks in the event of a loan default.

The credit agreement provided different interest rate alternatives under which we could borrow funds. The applicable interest rate for the quarter ended December 31, 2017 was 3.19%.

The terms of the facility imposed restrictions on our ability to undertake certain transactions, to create liens on assets and to incur subsidiary indebtedness. In addition, the credit agreement was subject to a set of financial covenants, including minimum effective tangible net worth, the ratio of cash, cash equivalents and accounts receivable to current liabilities, profitability, a leverage ratio and a minimum amount of U.S. domestic cash on hand.

In December 2016, we entered into an amendment to the Revolving Credit Agreement with the lenders under which the contractual term of the revolving loan was extended to November 20, 2019. The leverage ratio was increased to 2.50 to 1.00 from 2.00 to 1.00. No other terms of the Revolving Credit Agreement were affected by the amendment.

In relation to the Revolving Credit Agreement and the amendment to the Revolving Credit Agreement, we incurred loan costs that were deferred and reduced our “Long term loans, net of current portion” on our unaudited condensed consolidated balance sheets. Those costs were being amortized over the new life of the credit agreement. The unamortized balance at December 31, 2017 and March 31, 2017 was $0 and $399,000, respectively.

The Revolving Credit Agreement also included a $10.0 million letter of credit subfacility. Borrowing under this subfacility was limited to the extent of availability under the $125.0 million revolving line of credit.

Pursuant to the merger agreement, at December 31, 2017, the balances under this agreement were fully repaid. At March 31, 2017, the outstanding balances, net of the loan costs, under the credit agreement were $72.6 million. The Revolving Credit Agreement was terminated in January 2018.

IKB Deutsche Industriebank

In April 2015, we entered into a loan with IKB Deutsche Industriebank, or IKB. Under the agreement, we borrowed €6.5 million, or about $7.2 million at the time. The loan had a term ending March 31, 2022 and bore a fixed annual interest rate of 1.75%. Each fiscal quarter, a principal payment of €232,000, or about $278,000, and a payment of accrued interest were required. Financial covenants for a ratio of indebtedness to cash flow, a ratio of equity to total assets and a minimum stockholders’ equity for the German subsidiary had to be satisfied for the loan to remain in good standing. The loan was fully repaid on December 15, 2017 pursuant to the merger agreement. A penalty of €43,000 was paid. The loan was also collateralized by a security interest in the facility in Lampertheim, Germany, and a security deposit of €1.0 million. The security deposit matured on December 29, 2017. At March 31, 2017, the outstanding principal balance was €4.6 million, or about $5.0 million.

9. Employee Equity Incentive Plans

Equity Incentive Plans

On September 10, 2009, our stockholders approved the 2009 Equity Incentive Plan, or the 2009 Plan, under which 900,000 shares of our common stock were reserved for the grant of stock options and other equity incentives. On September 16, 2011, our stockholders approved the 2011 Equity Incentive Plan, or the 2011 Plan, under which 600,000 shares of our common stock were reserved for the grant of stock options and other equity incentives. On August 30, 2013, our stockholders approved the 2013 Equity Incentive Plan, or the 2013 Plan, under which 2,000,000 shares of our common stock were reserved for the grant of stock options and other equity incentives. On August 26, 2016, our stockholders approved the 2016 Equity Incentive Plan, or the 2016 Plan, under which 2,000,000 shares of the common stock were reserved for the grant of stock options and other equity incentives. The 2009 Plan, the 2011 Plan, the 2013 Plan and the 2016 Plan are referred to as the Plans.

Under the Plans, nonqualified and stock options were granted to employees and non-employee directors. Generally, the per share exercise price was not less than 100% of the fair market value of a share on the grant date. The Board of Directors had the full power to determine the provisions of each option issued under the Plans. We primarily granted options that vested over four years. The options, once granted, expired ten years from the date of grant.

Employee Stock Purchase Plan

The Board of Directors approved the Amended and Restated 1999 Employee Stock Purchase Plan, or the Purchase Plan, and reserved a total of 1,950,000 shares of common stock for issuance under the Purchase Plan. Under the Purchase Plan, all eligible employees could purchase our common stock at a price equal to 85% of the lower of the fair market value at the beginning of the offer period or the semi-annual purchase date. Stock purchases are limited to 15% of an employee’s eligible compensation. During the nine months ended December 31, 2017, there were 103,087 shares purchased under the Purchase Plan, leaving approximately 424,983 shares available for purchase under the Purchase Plan in the future, including 400,000 shares approved by the stockholders on August 31, 2017.

Pursuant to the merger agreement, the Purchase Plan was terminated.

Stock-Based Compensation

The following table summarizes the effects of stock-based compensation charges (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
Statement of Operations Classifications	2017	2016	2017	2016
	(unaudited)		(unaudited)
Cost of goods sold	$113	$80	$313	$276
Research, development and engineering	406	254	1,147	840
Selling, general and administrative	540	488	1,604	1,435
Stock-based compensation effect in income before income tax provision	1,059	822	3,064	2,551
Provision for income tax (1)	254	329	735	1,021
Net stock-based compensation effects in net income	$805	$493	$2,329	$1,530

(1) Calculated at the U.S. statutory income tax rate of 24% in fiscal 2018 and 40% in fiscal 2017.

During the nine months ended December 31, 2017, the unaudited condensed consolidated statements of operations and cash flows do not reflect any tax benefit for the tax deduction from option exercises and other awards. As of December 31, 2017, approximately $7.2 million in stock-based compensation is to be recognized for unvested stock options granted under our equity incentive plans. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.6 years.

The Black-Scholes option pricing model is used to estimate the fair value of options granted under our equity incentive plans and rights to acquire stock granted under our stock purchase plan. The weighted average estimated fair values of employee stock option grants and rights granted under the Purchase Plan, as well as the weighted average assumptions that were used in calculating such values during the three and nine months ended December 31, 2017 and 2016 were based on estimates at the date of grant as follows:

	Stock Options (1)					Purchase Plan (2)
	Three Months Ended December 31,			Nine Months Ended December 31,		Three Months Ended December 31,		Nine Months Ended December 31,
	2017		2016	2017	2016	2017	2016	2017	2016
	(unaudited)			(unaudited)		(unaudited)		(unaudited)
Weighted average estimated fair value of grant per share	$	na	$4.45	$6.49	$4.42	$4.51	$2.63	$3.63	$3.28
Risk-free interest rate		na	1.7%	1.9%	1.5%	1.1%	0.5%	0.9%	0.4%
Expected term in years		na	6.41	6.63	6.41	0.50	0.50	0.50	0.50
Volatility		na	39.8%	36.8%	40.7%	55.0%	32.3%	41.0%	37.5%
Dividend yield (3)		na	na	na	0.4%	na	na	na	0.7%
na = not applicable

(1)	No stock options were granted during the quarter ended December 31, 2017.
(2)	Under the stock purchase plan, rights to purchase shares are only granted during the first and third quarters of each fiscal year.
(3)	No dividends were declared since the quarter ended June 30, 2016.

Activity with respect to outstanding stock options for the nine months ended December 31, 2017 was as follows:

		Weighted Average
	Number of	Exercise Price	Intrinsic
	Shares	Per Share	Value (1)
		(unaudited)	(000)

Balance at March 31, 2017	5,085,545	$10.71
Options granted	549,000	$16.05
Options exercised	(1,315,295)	$9.84	$11,630
Options cancelled	(77,750)	$11.42
Options expired	(20,250)	$9.46
Balance at December 31, 2017	4,221,250	$11.66

Exercisable at December 31, 2017	2,551,000	$10.86
Exercisable at March 31, 2017	3,300,295	$10.34

(1)	Represents the difference between the exercise price and the value of our common stock at the time of exercise.

10. Accumulated Other Comprehensive Loss

The components and the changes in accumulated other comprehensive income (loss), net of tax, for the nine months ended December 31, 2017 and 2016 were as follows (in thousands):

	Foreign Currency	Unrealized Gains (Loss) on Securities	Defined Benefit Pension Plans	Accumulated Other Comprehensive Income (Loss)
		(unaudited)
Balance as of March 31, 2017	$(19,233)	$(219)	$(9,093)	$(28,545)
Other comprehensive income (loss) before reclassifications	12,203	(284)	-	11,919
Net gain reclassified from accumulated other comprehensive gain	-	603	-	603
Net current period other comprehensive income	12,203	319	-	12,522
Balance as of December 31, 2017	$(7,030)	$100	$(9,093)	$(16,023)

	Foreign Currency	Unrealized Gains (Losses) on Securities	Defined Benefit Pension Plans	Accumulated Other Comprehensive Loss
		(unaudited)
Balance as of March 31, 2016	$(10,639)	$(82)	$(9,545)	$(20,266)
Other comprehensive income (loss) before reclassifications	(8,403)	66	-	(8,337)
Net loss reclassified from accumulated other comprehensive loss	-	(31)	-	(31)
Net current period other comprehensive income (loss)	(8,403)	35	-	(8,368)
Balance as of December 31, 2016	$(19,042)	$(47)	$(9,545)	$(28,634)

The amounts reclassified out of accumulated other comprehensive loss for the three and nine months ended December 31, 2017 and 2016 were as follows (in thousands):

Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Gain (Loss)				Impacted Line Item on Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net gain on investments	$-	$-	$-	$201	Other income (expense), net
Impairment of marketable securities	(849)	-	(849)	(151)	Other income (expense), net
Subtotal	(849)	-	(849)	50	Income before income tax provision
Tax impact	246	-	246	(19)	Provision for income tax
Total reclassifications for the period	$(603)	$-	$(603)	$31	Net income

11. Computation of Earnings per Share

Basic and diluted earnings (loss) per share are calculated as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net income (loss)	$(2,988)	$5,100	$5,969	$12,054
Weighted average shares - basic	32,877	31,558	32,535	31,484
Weighted average shares - diluted	32,877	32,209	33,992	32,119
Net income (loss) per share - basic	$(0.09)	$0.16	$0.18	$0.38
Net income (loss) per share - diluted	$(0.09)	$0.16	$0.18	$0.38

Diluted weighted average shares included approximately 651,000 common equivalent shares from stock options for the three months ended December 31, 2016 and approximately 1,456,323 and 635,000 common equivalent shares from stock options for the nine months ended December 31, 2017 and 2016, respectively.

Basic net income (loss) available per common share is computed using net income (loss) and the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed using net income (loss) and the weighted average number of common shares outstanding, assuming dilution, which includes potentially dilutive common shares outstanding during the period. Potentially dilutive common shares include the assumed exercise of stock options using the treasury stock method. During the three and nine months ended December 31, 2017, there were outstanding options to purchase 1,954,752 and 399,273 shares, respectively, that were not included in the computation of diluted net income per share since their inclusion would be anti-dilutive. During the three and nine months ended December 31, 2016, there were outstanding weighted average options to purchase 3,299,065 and 3,108,615 shares, respectively, that were not included in the computation of diluted net income per share since the exercise prices of the options exceeded the market price of the common stock and thus their inclusion would be anti-dilutive.

12. Segment and Geographic Information

We have a single operating segment and reportable segment. We design, develop, manufacture and market high performance semiconductor products. Our two Chief Executive Officers, one of whom is also the Chief Financial Officer, have been identified as the chief operating decision makers. Our chief operating decision makers review financial information presented as one operating segment for the purpose of making decisions, allocating resources and assessing financial performance.

Our net revenues by major geographic area (based on destination) were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
United States	$21,985	$20,605	$60,873	$60,291
Europe and the Middle East:
France	2,384	1,901	6,329	7,472
Germany	10,502	9,253	31,482	26,812
Netherlands	1,106	1,241	3,922	3,322
United Kingdom	4,385	3,565	12,875	10,401
Other	7,232	6,999	21,844	20,372
Asia Pacific:
China	26,598	20,690	75,331	64,548
Japan	1,932	1,663	6,197	5,089
Malaysia	1,007	1,300	3,064	3,392
Singapore	2,868	3,751	8,989	10,335
South Korea	3,985	4,268	15,099	13,316
Other	2,762	2,020	7,526	7,021
Rest of the World:
India	1,130	1,209	2,988	3,316
Other	948	1,019	3,531	3,064
Total	$88,824	$79,484	$260,050	$238,751

The following table sets forth net revenues for each of our product groups for the three and nine months ended December 31, 2017 and 2016 (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Power semiconductors	$64,385	$54,647	$184,040	$164,663
Integrated circuits	19,973	20,032	62,440	60,967
Systems and radio frequency power semiconductors	4,466	4,805	13,570	13,121
Total	$88,824	$79,484	$260,050	$238,751

Net revenues from significant customers, those representing 10% or more of total revenue for the respective periods, are summarized as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net Revenues:
Distributor A	16.3%	11.7%	15.7%	13.1%
Distributor B	9.3%	11.2%	10.2%	10.9%

13. Income Taxes

For the three and nine months ended December 31, 2017, we recorded income tax provisions of $8.2 million and $11.0 million, reflecting effective tax rates of 157.9% and 64.8%, respectively. For the three and nine months ended December 31, 2016, we recorded income tax provisions of $2.0 million and $7.2 million, reflecting effective tax rates of 28.6% and 37.3%, respectively.

On December 22, 2017, the U.S. enacted legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Among other things, the Tax Act reduces the U.S. corporate federal income tax rate from 35% to 21%, adds base broadening provisions which limit deductions and address excessive international tax planning, imposes a one-time tax (the “Toll Charge”) on accumulated earnings of certain non-U.S. subsidiaries and enables repatriation of earnings of non-U.S. subsidiaries free of U.S. federal income tax. Other than the Toll Charge (which is applicable to the Company for 2017), the provisions will generally be applicable to IXYS in 2018 and beyond. Our initial estimate of the impact of the change in U.S. corporate federal income tax rates, which impacted our deferred tax assets, was approximately $8.0 million.  With respect to the one-time toll charge and the tax liability, if any, under the Tax Act for our remaining outside basis difference or how the Tax Act will affect our existing accounting position to indefinitely reinvest unremitted foreign earnings, we were unable to determine a reasonable estimate.  Accordingly, we applied our existing accounting under ASC 740 for these matters in our income tax provision for both the three and nine months ended December 31, 2017.

In accordance with the guidance provided in SEC Staff Accounting Bulletin (“SAB”) No. 118, in the three months ended December 31, 2017 IXYS recorded a charge of $8.0 million as a provisional reasonable estimate of the impact of the Tax Act. We are continuing to analyze the Tax Act and plan to finalize the estimate within the measurement period outlined in SAB No. 118. The final charge may differ from the provisional reasonable estimate, if provisions of the Tax Act, and their interaction with other provisions of the U.S. Internal Revenue Code, are interpreted differently than interpretations made by IXYS in determining the estimate, whether through issuance of administrative guidance, or through further review of the Tax Act by IXYS and its advisors. With respect to the toll charge, we continue to evaluate the impact of the new provisions and the interpretation issues.

Our effective tax rates for the three and nine months ended December 31, 2017 were affected by the adoption of new accounting standards during the first quarter ended June 30, 2017. We adopted Accounting Standards Update, or ASU No. 2016-09, which required the recognition of all excess tax benefits and tax deficiencies in our statement of operations when the awards vested or were settled and ASU No. 2016-16, that eliminated the deferral of recognition of deferred tax attributes of certain intercompany transactions. In addition, the effective tax rates were affected by estimates of annual income in domestic and foreign jurisdictions.

Our effective tax rates for the three and nine months ended December 31, 2016 were affected by non-benefitted losses incurred in certain tax jurisdictions and estimates of annual income in domestic and foreign jurisdictions.

14. Business Combinations

In the quarter ended September 30, 2017, we completed an acquisition qualifying as a business combination. The consideration for the acquisition was assuming the net liabilities of the business. We recorded $1.5 million of goodwill and assumed liabilities of $2.8 million. This acquisition was not significant to our unaudited condensed consolidated financial statements for the current period.

15. Commitments and Contingencies

Revolving Credit Agreement

See Note 8, “Borrowing Arrangements” for information regarding the terms of the credit agreement.

Other Commitments and Contingencies

On occasion, we provide limited indemnification to customers against intellectual property infringement claims related to our products. To date, we have not experienced significant activity or claims related to such indemnifications. We also provide in the normal course of business indemnification to our officers, directors and selected parties. We are unable to estimate potential future liability, if any. Therefore, no liability for these indemnification agreements has been recorded as of December 31, 2017 and March 31, 2017.

We make strategic investments in other companies from time to time. These investments include commitments in certain instances to provide additional financing up to the contracted amount. These commitments are insignificant individually or in aggregate.

In connection with the merger agreement, we and our directors were sued by a number of stockholders in separate class action complaints asserting violations of federal securities law. A lead plaintiff has been appointed. We are unable to estimate potential future liability, if any. Therefore, no liability in connection with these matters has been recorded as of December 31, 2017. In connection with the merger agreement, at December 31, 2017 we were obligated to pay approximately $8.6 million to Needham & Co. in the event of closing. We paid these fees in January 2018 upon consummation of the merger agreement.

We have ongoing income tax audits of our subsidiary in the Philippines for the fiscal years ended March 31, 2010 and 2011. The Philippine Bureau of Internal Revenue, or BIR, has made an assessment for a deficiency of income taxes, inclusive of interest and penalties, of approximately $2.5 million and $156,000, respectively, for the fiscal years 2010 and 2011. We are vigorously contesting the assessments of both years. While there are no assurances that we will prevail, we believe that we have valid legal reasons to challenge the BIR’s decision and that our appeals will merit a favorable resolution. Accordingly, we have not accrued any amount for this matter.